Exhibit 10.1

DIGITAL ANGEL CORPORATION

ANNUAL INCENTIVE PLAN

I.              PURPOSES OF THE PLAN

1.01                         The Digital Angel Corporation (“Company”) Annual Incentive Plan (“Plan”) is established to promote the interests of the Company and to enhance shareholder value of the Company by creating an annual incentive program to (i) attract and retain employees who will strive for excellence, and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of the Company.

II.            ADMINISTRATION OF THE PLAN

2.01                         The Plan is hereby adopted by the Company’s Board of Directors, which hereby delegates the administration of the Plan to the Compensation Committee pursuant to the powers provided to the Committee by the Board of Directors of the Company.

2.02                         The interpretation and construction of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee.  Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

III.           DETERMINATION OF PARTICIPANTS

3.01                         The Committee shall, within ninety (90) days of the start of each fiscal year (a “Performance Period”), determine which employees are entitled to participate in the Plan for such Performance Period. An individual shall be eligible to receive distributions pursuant to the Plan for a Performance Period if such individual is employed by the Company or any of its participating subsidiaries on the earlier of March 1 of the succeeding fiscal year or the date on which bonuses under this Plan are distributed, whichever is earlier.  If an individual is not employed by the Company or a participating subsidiary on such date, such employee will not eligible to receive a bonus under the Plan.  However, an individual who is on a leave of absence or whose employment terminates and is then re-hired in the same fiscal year may remain eligible at the discretion of the Committee, and the Committee may provide a pro rata bonus.  In the event of termination of an individual’s employment as a result of death or disability, the Committee shall provide the individual or the individual’s estate with a pro rata bonus.

3.02                         For purposes of the Plan:

A.     An individual shall be considered an

employee for so long as such individual remains employed by the Company or one or more subsidiary corporations.

B.     Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a subsidiary of the Company, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

IV.           BONUS AWARDS

4.01                         No eligible employee shall earn any portion of a bonus award made hereunder for any Performance Period until December 31 of the applicable Plan year.

4.02                         The individual bonus awards payable to the participants in the Plan for any Performance Period shall be based upon the Company’s success in achieving specified financial and operational targets determined by the Committee for that Performance Period (“Annual Targets”), which Annual Targets shall be set forth in an Exhibit to this Plan and provided to all participants in the Plan. In determining whether the Company has achieved the Annual Targets, the measurement of each Annual Target will be finally determined by the Committee consistent with the Company’s historical methodology for calculating such amounts for financial reporting purposes; provided, however, the Committee shall have the right, in its discretion, to make adjustments to exclude the effect of one time or special items which, in the Committee’s judgment, unfairly affect the applicable Annual Target.   In the event the Company acquires, sells or engages in transactions with other companies or businesses during any applicable fiscal year that would affect the computation of the Annual Targets, the Committee shall use its discretion to determine the impact, if any, such transactions should have on the Annual Targets.  While the bonuses shall be granted if the Company achieves the Annual Targets, the Committee may use its discretion to award bonuses based on curves, matrices or other criteria or measurement for prorating the amount of the payout if the Committee determines it to be appropriate based on executive performance and other facts and circumstances, with the goal being to reward performance based upon the Company’s objectives.

4.03                         The bonuses of an individual participant shall be based on a percentage of each individual’s base salary as of the last day of the applicable Performance Period, which percentage may be increased or decreased based on the extent to which the Company meets or exceeds the Annual Targets.  The percentage of base salary applicable to each participant shall be as established by the Committee, taking into account the provisions of any applicable employment agreements.  In the event the Company achieves Annual Targets that are in between specified Annual Targets, the Committee may use its discretion to provide or not provide an individual an additional bonus, pro rata or otherwise, based on the Company’s achievement.

4.04                         Following completion of the bonus calculation referenced above, the Committee shall issue a written report containing the final calculation.

4.05                         Following the end of each Performance Period, the Committee may determine to grant to any Participant a bonus, which may not exceed the maximum amount specified in sections 4.02 and 4.03 above for such Participant. The Committee may reduce or eliminate the bonus granted to any Participant based on factors determined by the Committee, including but not limited to, performance against budgeted financial goals and the Participant’s personal performance.

V.            PAYMENT OF BONUS AWARDS

5.01                         Bonuses shall be paid no later than March 1 of the calendar year following the applicable Performance Period.  All payments under the Plan shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

VI.           GENERAL PROVISIONS

6.01                         The Plan shall become effective when adopted by the Compensation Committee.  The Committee may at any time amend, suspend or terminate the Plan, provided such action is effected by written resolution and does not adversely affect rights and interests of Plan participants.

6.02                         No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment.  The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company.  Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

6.03                         No Plan participant shall have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or to attachment, execution or other process of law.

6.04                         Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan, shall be construed so as to grant any person the right to a onus or to remain in the employ of the Company or its subsidiaries for any period of specific duration.  Rather, each employee will be employed “at-will,” which means that either such employee or the

Company may terminate the employment relationship at any time for any reason, with or without cause, subject in each case to any employment agreement between such person and the Company.

6.05                         This is the full and complete agreement between the eligible employees and the Company with respect to incentive bonus compensation. This Plan does not supersede, but is supplemental to, any provisions of any employment agreement to which any of the employees eligible under this Plan may be party.

6.06                         This plan shall be interpreted in accordance with the laws of the State of Minnesota.

6.07                         This plan may be amended or terminated by the decision of the Board of Directors of the Company; provided, however, that amendment or termination shall not affect any incentive compensation that was earned prior to the date of such amendment or termination.